EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Westmoreland Coal Company:

We consent to the incorporation by reference in the registration statements (No. 2-90847, No. 33-33620, No. 333-56904, No. 333-66698, and No. 333-106852) on Form S-8 of Westmoreland Coal Company and subsidiaries of our reports dated March 24, 2006, with respect to the consolidated balance sheets of Westmoreland Coal Company and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule II, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K of Westmoreland Coal Company.

Our reports refer to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of January 1, 2003.

KPMG LLP

Denver, Colorado
March 24, 2006